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                           Exhibit 99 - Press Release

                                           6113 Lemmon , Dallas, Texas 75209
                                           Tel 214.956.4511 o Fax 214.956.4239
                                           Contact: David Tehle
                                                    Executive Vice President
                                                    and Chief Financial Officer


NEWS RELEASE

                                 [HAGGAR LOGO]


FOR IMMEDIATE RELEASE


                   HAGGAR CONTINUES STRATEGIC SOURCING CHANGES

          DALLAS, TX (March 26, 2001) -- Haggar Corp. (NASDAQ-HGGR) announced that it is going to continue its strategic sourcing changes by closing its manufacturing facility in Edinburg, Texas.

          J. M. Haggar, III, the Company's Chairman and Chief Executive Officer, stated, "As a Company we have a duty to our shareholders to increase our competitiveness in this ever-changing marketplace. We believe that this strategic sourcing move will enhance Haggar's ability to provide innovative products with value to both our consumers and customers." Haggar continued, "The Company is committed to helping the impacted associates (approximately 600) by offering severance pay, medical insurance continuation, and training as well as potential opportunities to transfer to other jobs within Haggar."

          Frank Bracken, President and COO, added, "Our strategy over the last ten years has been to move our production capacity to more profitable sources. The results have been retention of our competitive position and increased margins and profitability. We have tried in various ways to maintain a presence domestically, however, the increasing labor costs have resulted in an unprofitable alternative to our Company and its shareholders."

          David Tehle, Executive Vice President and Chief Financial Officer, noted, "We are going to take a pretax charge of approximately $21 million or $14.3 million after tax in the quarter ending March 31, 2001 primarily for this reorganization of our manufacturing operations. The charge for this shutdown relates to severance payments for the associates, facilities and equipment writedowns, and related legal charges. The future impact on the Company will be a yearly pre-tax cost savings of $3 to $5 million depending on the mix of our products and sourcing efforts going forward. The impact of these savings is not planned to take effect until fiscal 2002, with the majority of the savings being re-invested in the Haggar brand."

          Please note the Company has filed an 8K with the Securities and Exchange Commission with the Company's revised projections for fiscal 2001.

          The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in such statements; the results could be affected by, among other things, general business conditions, the impact of competition, the seasonality of the Company's business, labor relations, governmental regulations, unexpected judicial decisions, and inflation. In addition, the financial results for the quarter just ended do not necessarily indicate the results that may be expected for any future quarters or for any fiscal year. Investors also should consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.

          Haggar Clothing Co., a wholly-owned subsidiary of Haggar Corp. (NASDAQ-HGGR), is a leading marketer of men's casual and dress apparel and women's sportswear, with global headquarters in Dallas, TX. Haggar markets in the United States, United Kingdom, Canada, Mexico, South Africa, Turkey, Japan and Indonesia. For more information visit the Haggar website at www.haggar.com.